Exhibit (g)(5)

             IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                       IN AND FOR NEW CASTLE COUNTY


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BETTY BARSKY,                                         :
                                                      :
                                          Plaintiff,  :     C. A. No. 16087-NC
                                                      :
                                    v.                :
                                                      :
TRIMAS CORPORATION; RICHARD A.                        :
MANOOGIAN; BRIAN P. CAMPBELL;                         :
JOHN A. MORGAN; EUGENE A.                             :
GARGARO, JR.; HELMUT F. STERN,                        :
HERBERT S. AMSTER and                                 :
MASCOTECH, INC.,                                      :
                                                      :
                                          Defendants. :
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                                 COMPLAINT
                                 ---------

         Plaintiff, by her attorneys, alleges upon information and belief, except as to paragraph 1 which is alleged upon personal knowledge, as follows:

                                THE PARTIES
                                -----------

         1. Plaintiff Betty Barsky is the owner of common stock of TriMas Corp. ("TriMas" or the "Company") and has been the owner of such shares continuously since prior to the wrongs complained of herein.

         2. Defendant TriMas is a corporation duly existing and organized under the laws of the State of Delaware, with its principal offices located at 315 East Eisenhower Parkway, Ann Arbor, Michigan 48108. The Company is a leading diversified proprietary products company which makes a variety of products including fasteners, towing systems and precision cutting tools for the commercial, industrial, and consumer markets. TriMas is and at all times relevant hereto was listed on the New York Stock Exchange ("NYSE").

         3. Defendant Richard A. Manoogian ("Manoogian") is and at all times relevant hereto has been Chairman of the Board at TriMas. In addition, Manoogian holds the positions of Chairman and Chief Executive Officer at defendant MascoTech Inc. ("MascoTech"), a Delaware corporation. Pursuant to the terms of the proposed Merger (defined below), Manoogian will become Chairman of the merged entity.

         4. Defendant Brian P. Campbell ("Campbell") is and at all times relevant hereto has been a director and President of TriMas. Pursuant to the terms of the proposed Merger, Campbell will become Co-chief Operating Officer of the merged entity.

         5. Defendant John A. Morgan ("Morgan") is and at all times relevant hereto has been a director of TriMas. In addition, Morgan is and has been at all times relevant hereto a director of MascoTech.

         6. Defendant Eugene A. Gargaro, Jr. ("Gargaro") is and at all times relevant hereto has been a director of TriMas. In addition, Gargaro is and at all times relevant hereto has been a director of MascoTech and Vice President and Secretary at Masco Corporation.

         7. Defendants Helmut F. Stern and Herbert S. Amster are and at all times relevant hereto have been directors of TriMas.

         8. The defendants referred to in paragraphs 3 through 7 are collectively referred to herein as the "Individual Defendants".

         9. By reason of the above Individual Defendants' positions with the Company as officers and/or directors, said individuals are in a fiduciary relationship with plaintiff and the other public stockholders of TriMas, and owe plaintiff and the other members of the class the highest obligations of good faith, fair dealing, due care, loyalty and full, candid and adequate disclosure.

                         CLASS ACTION ALLEGATIONS
                         ------------------------

         10. Plaintiff brings this action on her own behalf and as a class action, pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of herself and holders of TriMas common stock (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants.

         11.  This action is properly maintainable as a class action.

         12. The Class is so numerous that joinder of all members is impracticable. As of December 11, 1997, there were approximately 41 million shares of TriMas common stock outstanding.

         13. There are questions of law and fact which are common to the Class, including, inter alia, the following:

               (a) whether defendants have engaged in conduct constituting unfair dealing to the detriment of the Class;

               (b) whether the merger is grossly unfair to the Class;

               (c) whether defendants are engaging in self-dealing to benefit themselves;

               (d) whether plaintiff and the other members of the Class would be irreparably damaged were the transactions complained of herein consummated; and

               (e) whether defendants have breached their fiduciary and other common law duties owed by them to plaintiff and the other members of the Class.

         14. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff's claims are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

         15. Plaintiff anticipates that there will be no difficulty in the management of this litigation.

         16. Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

                          SUBSTANTIVE ALLEGATIONS
                          -----------------------

         17. This action seeks to enjoin the consummation of, or in the alternative, damages resulting from, a merger of TriMas and MascoTech. Pursuant to the agreement between TriMas and MascoTech, MascoTech will acquire the remaining shares of TriMas that it does not already own. As of December 11, 1997, MascoTech owns approximately 15.2 million shares of TriMas, or 37% of TriMas' outstanding shares. Additionally, MascoTech affiliates own 3.4 million TriMas shares, constituting an additional 8%. MascoTech obtained its shares from TriMas beginning in 1988 in exchange for various businesses and cash.

         18. Under the terms of the merger agreement, MascoTech will pay $34.50 in cash for each TriMas share, or a 13% premium to the December 10, 1997 closing price of TriMas of $30.625. The agreement is subject to a majority of the 31.9 million outstanding shares that MascoTech does not own being tendered. The tender offer will begin within five business days and MascoTech will acquire any TriMas shares not tendered for the same price in a second-step merger.

         19. If the merger is completed, the combined company will retain the MascoTech name and will have annual sales of about $1.6 billion. Defendant Manoogian, currently chairman and chief executive of MascoTech and chairman of TriMas, will be the chairman of the combined company.

         20. The merger consideration to be paid to Class members is unconscionable, unfair and grossly inadequate because, among other things:

               (a) the consideration agreed upon did not result from an appropriate consideration of the value of TriMas as the Individual Defendants were presented with, and asked to evaluate, the proposed merger without any attempt to sufficiently ascertain the true value of TriMas through open bidding or a "market check" mechanism;

               (b) the price received by TriMas shareholders does not reflect an adequate premium considering that:

                   i. the intrinsic value of TriMas common stock is materially in excess of the amount offered giving due consideration to the Company's continuing economic improvement, ongoing operating efficiencies, market share initiatives, and varied product offerings;

                  ii. TriMas has recorded record sales and earnings in 1996 and for each of the first three quarters of fiscal 1997;

                 iii. TriMas has predicted record sales and earnings for the remainder of 1997.

         21. The Individual Defendants have thus far failed to announce any active auction or open bidding procedures best calculated to maximize shareholder value and have, instead, agreed to the merger which will only serve to inhibit the maximization of shareholder value with a closely affiliated company.

         22. The defendants have violated their fiduciary duties owed to the public shareholders of TriMas and have acted to put their personal interests ahead of the interests of TriMas' shareholders. As part of the merger agreement, defendants have secured lucrative contracts with the combined company and have used their positions as shareholders, directors and management for the purpose of benefitting themselves to the detriment of plaintiff and other members of the Class.

         23. For example, pursuant to the merger, Defendant Manoogian will become Chairman of the combined company. In addition, Defendant Campbell will hold the position of Co-Chief Operating Officer.

         24.  The Individual Defendants were and are under a duty:

               (a) to fully inform themselves before taking, or agreeing to refrain from taking, action;

               (b) to elicit, promote, investigate, consider, evaluate and inform themselves with respect to reasonable alternative transactions and/or bona fide offers for the Company;

               (c) to act in the interests of the equity owners;

               (d) not to erect unreasonable barriers to perceived threats of an acquisition of the Company, or of control of the Company, by a third party;

               (e) not to act on their own personal self-interest or in the personal interest of other board members;

               (f) to maximize shareholder value;

               (g) to obtain the best financial and other terms when the Company's independent existence will be materially altered by a transaction;

               (h) to establish a process designed to obtain the best possible transaction; to assure that a "level playing field" exists when more than one bidder for the Company emerges, and not to favor one bidder over another during the "auction" process unless it is designed to assure and is reasonably related to achieving the best possible price;

               (i) to act with complete candor in communications with the shareholders and to ensure that their statements are true and complete in all material respects and are not materially misleading; and

               (j) to act in accordance with their fundamental duties of care and loyalty.

         25. In connection with the conduct described herein, the Individual Defendants violated each of their fiduciary duties identified in paragraph 26 above in the following manner:

               (a) in failing to fully inform themselves about alternative acquisition proposals;

               (b) in placing obstacles in the way of alternative acquisition proposals the purpose, intent and effect of which was to thwart, delay and/or impede competing proposals;

               (c) by failing and refusing to enter into negotiations or discussions with bona fide alternative bidders for TriMas.

         26. By the acts, transactions and courses of conduct alleged herein, defendants, individually and as part of a common plan and scheme or in breach of their fiduciary duties to plaintiff and the other members of the Class, are attempting unfairly to deprive plaintiff and other members of the Class of the true value of their investment in TriMas.

         27. In contemplating the proposed transaction, the defendants have violated their fiduciary duties owed to the public shareholders of TriMas and have acted to put their personal interests ahead of those of TriMas' public stockholders. Defendants are using their positions as shareholders, directors and management for the purpose of benefitting themselves to the detriment of plaintiff and other members of the Class.

         28. TriMas' shareholders will, if the transaction is consummated, be deprived of the opportunity for substantial gains which the Company may realize.

         29. The defendants have not, in accordance with their fiduciary duties:

               (a) acted independently so that the interests of TriMas' public shareholders would be protected;

               (b) adequately ensured that no conflicts of interest exist or if such conflicts exist to ensure that all conflicts would be resolved in the best interests of TriMas' public shareholders; and

               (c) taken all appropriate steps to enhance TriMas' value and attractiveness as a merger acquisition, restructuring or recapitalization candidate.

         30. The defendants have violated their fiduciary duties by entering into a transaction with MascoTech without regard to the fairness of the transaction to TriMas' public shareholders.

         31. Because the Individual Defendants dominate and control the business and corporate affairs of TriMas, and are in possession of private corporate information concerning TriMas' assets, businesses and future prospects, there exists an imbalance and disparity of knowledge and economic power between them and the public stockholders of TriMas which makes it inherently unfair for them to pursue any proposed transaction wherein they will reap disproportionate benefits to the exclusion of other means of maximizing stockholder value.

         32. By reason of the foregoing acts, practices and course of conduct, the defendants have failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward plaintiff and the other TriMas' public stockholders.

         33. As a result of the actions of defendants, plaintiff and the other members of the Class has been and will be damaged in that they have not and will not receive their fair proportion of the value of TriMas' assets and businesses and will be prevented from obtaining appropriate consideration for their shares of TriMas' common stock.

         34. Unless enjoined by this Court, the defendants will continue to breach their fiduciary duties owed to plaintiff and the other members of the Class, and may consummate the proposed transaction which will exclude the Class from its fair proportionate share of TriMas' valuable assets and businesses, and/or benefit them in the unfair manner complained of herein, all to the irreparable harm of the Class, as aforesaid.

         35.  Plaintiff and the Class have no adequate remedy at law.

         WHEREFORE, plaintiff demands judgment and preliminary and permanent relief, including injunctive relief, in her favor and in favor of the Class and against defendants as follows:

               A. Declaring that this action is properly maintainable as a class action;

               B. Declaring and decreeing that the merger agreement was entered into in breach of the fiduciary duties of the Individual Defendants and is therefore unlawful and unenforceable;

               C. Enjoining defendants from proceeding with the merger agreement;

               D. Enjoining defendants from consummating the merger, or a business combination with a third party, unless and until the Company adopts and implements a procedure or process, such as an auction, to obtain the highest possible price for the Company;

               E. Directing the Individual Defendants to exercise their fiduciary duties to obtain a transaction which is in the best interests of shareholders until the process for the sale or auction of the Company is completed and the highest possible price is obtained;

               F. Declaring that the Individual Defendants' failure and refusal to negotiate in good faith with all offerors or potential offerors for TriMas, and the placement of unreasonable obstacles are breaches of the directors' respective fiduciary duties;

               G. Enjoining defendants from taking any action which may impede a full and fair auction and opening bidding process for the acquisition of TriMas;

               H. Rescinding, to the extent already implemented, the merger agreement or any of the terms thereof;

               I.  Awarding plaintiff and the Class appropriate damages;

               J. Awarding plaintiff the costs and disbursements of this action, including reasonable attorneys' and experts' fees;

               K. Granting such other and further relief as this Court may deem just and proper.


DATED:         December 11, 1997

                                     ROSENTHAL, MONHAIT, GROSS & GODDESS, P.A.


                                     By:     /s/ Norman M. Monhait
                                             ---------------------------------
                                             Suite 1401, Mellon Bank Center
                                             P.O. Box 1070
                                             Wilmington, DE 19899-1070
                                             (302) 656-4433
                                             Attorneys for Plaintiff
OF COUNSEL:

SCHIFFRIN & CRAIG, LTD.
Andrew L. Barroway
Marc A. Topaz
Gregory M. Castaldo
Three Bala Plaza East
Suite 400
Bala Cynwyd, PA 19004
(610) 667-7706